Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. DECLARES FIRST QUARTER DIVIDEND

GREENCASTLE, PA – January 10, 2008– The Board of Directors of Tower Bancorp, Inc. declared a first quarter cash dividend of $.28 per share at their January 9, 2008 meeting.  The $.28 per share is 7.7% higher than the 2007 first quarter dividend. The dividend will be paid on February 15, 2008 to shareholders of record as of February 1, 2008.

Jeff Shank, President and CEO, commented “We are in the process of building a new office in the Mercersburg area that we anticipate will be open for business in the second quarter of 2008. In addition, we have hired additional staff for our Wealth Management Department to allow for additional services to be extended to our customer base.”

Tower Bancorp, Inc. is the parent holding company for The First National Bank of Greencastle, providing 16 office locations and 19 ATMs throughout Franklin and Fulton counties, Pa. and Washington County, Md.

Tower Bancorp, Inc., stock is quoted and traded under the symbol TOBC.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.

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